Exhibit 99.1

Contact:
Stephen S. Galliker	Ivana Magovčević
EVP Finance and Administration, CFO	SVP Legal Affairs
(617) 250-5733	and Chief Patent Counsel
sgalli@dyax.com	(617) 250-5759
imagovcevic@dyax.com

Dyax Corp. Announces Third Quarter 2004 Financial Results

Provides Initial FDA Guidance on DX-88 Program in HAE

CAMBRIDGE, MA, October 22, 2004 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the third fiscal quarter ended September 30, 2004, and provided initial guidance from ongoing discussions with the U.S. Food and Drug Administration (FDA) with respect to its DX-88 clinical development program in hereditary angioedema (HAE), which is in a joint venture with Genzyme Corporation.  Dyax will host a conference call at 10 am today to discuss financial results and company progress.

Financial Results:

For the quarter ended September 30, 2004, the Company reported a net loss from continuing operations of $8.0 million or $0.25 per share, as compared to a net loss from continuing operations of $6.0 million or $0.25 per share for the comparable quarter of 2003. For the nine months ended September 30, 2004, the Company reported a net loss from continuing operations of $23.6 million or $0.76 per share, as compared to a net loss from continuing operations of $17.5 million or $0.75 per share for the comparable nine month period in 2003.  Dyax ended the third quarter with $61.4 million in cash, cash equivalents and short term investments, exclusive of restricted and escrowed cash, which is an increase of approximately $24.8 million since December 31, 2003.  This increase reflects net proceeds of approximately $44.7 million from the Company’s common stock offering that closed in early January 2004.

Revenues for quarter ended September 30, 2004 decreased to $3.3 million as compared to $5.9 million for the same period in 2003. Revenues for the nine month period ended September 30, 2004  were $13.0 million as compared to $13.1 million for the comparable nine month period in 2003.

The decrease in revenue during the third quarter was due to a decrease in funded research and collaboration activities, primarily with respect to Dyax’s DX-890 product collaboration with Debiopharm S.A. Revenue associated with the Debiopharm product collaboration may vary substantially from quarter to quarter due to the timing of production activities.

For the quarter ended September 30, 2004, net research and development expenses including the Company’s equity loss in joint venture decreased 12% to $7.6 million as compared to $8.6 million for the comparable quarter in 2003.  This $1.0 million decrease for the third quarter as compared to the third quarter of 2003 was primarily due to $2.3 million reduction of reimbursable manufacturing expenses under Dyax’s DX-890 product collaboration with Debiopharm, and a decrease of approximately $851,000 in manufacturing expenses related to DX-88 for the HAE indication.  These decreases were partially offset primarily by increases of approximately $500,000 in each of the three expense categories of preclinical and clinical trial expenses for DX-88 in the HAE indication, personnel costs and licensing expenses.

For the nine months ended September 30, 2004, net research and development expenses including the Company’s equity loss in joint venture increased 26% to $25.8 million as compared to $20.6 million for the comparable period in 2003.  The $5.3 million increase on a year to date basis was due to increases in expenses related to our clinical development programs, including a $1.5 million increase in personnel expenses, a $1.3 million increase in reimbursable manufacturing expenses under Dyax’s DX-890 product collaboration with Debiopharm, an increase of $546,000 in expenses related to DX-88 for the HAE indication, and the remainder from increases in expenses related to our discovery programs.

Commenting on third quarter 2004 earnings, Stephen Galliker, Executive Vice President Finance & Administration and Chief Financial Officer, said “Our current capital position will support and advance our clinical and preclinical development programs, as we continue to leverage our phage display technology into revenue generating collaborations.  In line with our previous guidance for for the year 2004, we expect net cash consumption to be approximately $25 million.  We remain confident in our ability to manage cash requirements.  We now expect revenue for the year 2004 to be level with 2003 revenues, due to the timing of revenues from manufacturing activities related to our DX-890 product collaboration with Debiopharm which are expected to be recognized in 2005. Revenues from the manufacture of DX-890 vary from quarter to quarter and do not reflect any delays in that program.”

Regulatory Update for DX-88 in HAE

Following recent communications with the FDA with respect to clinical data collected to date through Phase II trials of DX-88 in HAE, Dyax and Genzyme are in ongoing discussions with the agency to plan additional clinical work that will be required to file a Biologics License Application (BLA) for product approval. Based on initial guidance received from the agency, the companies expect to file a BLA after 2005.  As dialogue with the FDA continues, Dyax and Genzyme remain committed to treating HAE patients and collecting additional data from their ongoing repeat-dosing trial known as EDEMA2.

Henry E. Blair, Chairman, President and CEO of Dyax Corp., commented “We are currently working with the FDA on a plan for the shortest route to approval for DX-88 in HAE.  The agency recognizes the severe and life-threatening nature of HAE, and we received a positive response to our clinical data presented to date. We are confident that we can effectively build on that data to advance DX-88 toward filing a BLA for commercialization.”

As recently announced, the FDA granted Fast Track designation to DX-88 for the treatment of HAE.  DX-88 also has Orphan Drug designations in both the US and EU for the HAE indication.

Conference Call and Webcast Details

Dyax will host a conference call, webcast and question and answer session today to discuss financial results and company progress for the third fiscal quarter ended September 30, 2004.

Date:	Friday, October 22, 2004
Time:	10:00 am (ET)
Telephone Access:	Domestic callers, dial 800-819-9193
International callers, dial 913-981-4911
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through November 2, 2004 and can be accessed by dialing 888-203-1112. International callers should dial 719-457-0820.  The replay passcode I.D. for all callers is 888054.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax Corp.

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. Dyax integrates discovery and clinical development of its antibody, small proteins and peptide compounds, with a goal of product commercialization.

DX-88 and DX-890 are recombinant small proteins discovered at Dyax that are currently in Phase II clinical development.  DX-88, a specific inhibitor of human plasma kallikrein, is being evaluated in Phase II trials for its potential to treat hereditary angioedema (HAE), a rare and life-threatening inflammatory disease. The DX-88 trials in HAE are being conducted by Dyax in a joint venture with Genzyme Corporation. Independently, Dyax is advancing DX-88 into Phase II trials in cardiac surgery, initially for its potential to reduce blood loss and related complications during on-pump coronary artery bypass grafting (CABG) procedures.  DX-890, a specific inhibitor of human neutrophil elastase, is being evaluated in Phase II clinical trials for its potential in cystic fibrosis (CF). The CF clinical trials are being conducted by Debiopharm S.A., Dyax’s collaborator for this program.

Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. This powerful discovery engine is being used to build a pipeline of drug candidates that may be advanced into clinical development by Dyax and/or in partnership with other companies. Dyax leverages its technology broadly with over 75 revenue-generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

For online information about Dyax Corp., please visit www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its expected revenues, results of operations and research and development expenditures for 2004, its projected cash position, the potential uses and anticipated clinical results of DX-88 for HAE, plans for filing a BLA for DX-88 for HAE, potential product approval of DX-88 for HAE, and expectations regarding Dyax’s collaboration with Debiopharm for DX-890. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various factors, including the fact that: DX-88 may not show therapeutic effect or an acceptable safety profile in clinical trials for the treatment of HAE; DX-88 could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval due to the timing and content of decisions by the FDA and other regulatory authorities related to clinical trials of DX-88; the actual timing and results of clinical trials may differ from those anticipated;  Dyax may not be able to develop and commercialize DX-88, DX-890 and other products; Dyax is dependent on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by Dyax or licensed to collaborators, including Debiopharm for DX-890; there may be changes in regulatory requirements and costs associated with planned development activities; others may develop technologies or products superior to DX-88 and Dyax’s other product candidates; the uncertainty of patent and intellectual property protection; the impact of future alliances or transactions involving Dyax or others;  and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

-    financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Product development and license fee revenues	$3,260,000	$5,927,000	$13,031,000	$13,131,000

Operating expenses:
Research and development	8,631,000	9,703,000	28,462,000	22,470,000
less: Research and development expenses reimbursed by joint venture	(2,529,000)	(1,068,000)	(6,338,000)	(1,901,000)
Equity loss in joint venture	1,489,000	—	3,705,000	—
General and administrative	3,599,000	3,073,000	10,560,000	9,235,000
Total operating expenses	11,190,000	11,708,000	36,389,000	29,804,000

Loss from operations	(7,930,000)	(5,781,000)	(23,358,000)	(16,673,000)
Other income (expense), net	(33,000)	(267,000)	(216,000)	(809,000)
Loss from continuing operations	(7,963,000)	(6,048,000)	(23,574,000)	(17,482,000)

Loss from discontinued operations of Biotage, net of taxes	—	(122,000)	—	(1,132,000)

Net Loss	$(7,963,000)	$(6,170,000)	$(23,574,000)	$(18,614,000)

Basic and diluted net loss per share
Loss from continuing operations	$(0.25)	$(0.25)	$(0.76)	$(0.75)
Loss from discontinued operations of Biotage	$—	$—	$—	$(0.05)
Net loss	$(0.25)	$(0.25)	$(0.76)	$(0.80)

Weighted average number of shares used in computing basic and diluted net loss per share	31,459,289	24,563,720	31,098,554	23,155,884

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	September 30, 2004	December 31, 2003

Cash and cash equivalents	$17,924,000	$36,508,000
Short term investments	43,427,000	—
Restricted cash	5,031,000	5,213,000
Working capital	55,111,000	27,454,000
Total assets	87,201,000	69,286,000
Stockholders’ equity	57,269,000	33,945,000

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